EXHIBIT 99.1

Definitive Healthcare Appoints Kathleen A. Winters to Board of Directors

FRAMINGHAM, MA (October 1, 2021) – Definitive Healthcare (NASDAQ: DH), an industry leader in healthcare commercial intelligence, today announced the appointment of Kathleen A. Winters to its Board of Directors and its Audit Committee.

“Kathleen’s wealth of financial and operational leadership experience from numerous publicly-traded companies will be a tremendous asset to Definitive Healthcare and we’re incredibly excited to welcome her to the Board,” said Jason Krantz, CEO and founder of Definitive Healthcare. “Her insights and counsel will be critical as we enter the next phase of our journey as a public company and continue our work to enhance the healthcare commercial intelligence we provide our customers.”

Winters recently retired from her role as Chief Financial Officer at ADP (NASDAQ:ADP), where she was responsible for leading the global finance organization, representing the company to investors, lenders and rating agencies and played a significant role in driving the company’s strategy, growth and operational effectiveness. Prior to ADP, she served as Chief Financial Officer at MSCI, Inc. (NYSE: MSCI), a leading provider of investment decision support tools including indexes, for institutional investors for three years. Before that, she spent 14 years in various financial leadership roles at Honeywell International (NASDAQ: HON).

“Definitive Healthcare is doing great work to help organizations make sense of the complex healthcare ecosystem,” said Winters. “I’m excited to join the Board at this pivotal moment in the company’s trajectory and I look forward to working with the leadership team as they continue to bring valuable healthcare insights to customers.”

About Definitive Healthcare

At Definitive Healthcare, our passion is to transform data, analytics and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities and people, so they can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next. Learn more at definitivehc.com.

Media Contact:

Danielle Johns

PR Manager, Definitive Healthcare

djohns@definitivehc.com

Investor Relations Contact:

Brian Denyeau

brian.denyeau@icrinc.com